Exhibit 99.1

MMA Capital Announces a Series of Transactions Related to its Tax Credit Equity Business

BALTIMORE, Oct. 14, 2014 /PRNewswire/ -- MMA Capital Management, LLC (NASDAQ: MMAC) ("MMA Capital" or the "Company"), a Delaware limited liability company, today announced that the Company has entered into a series of transactions with Morrison Grove Management, LLC ("Morrison Grove"), related to the Company's low-income housing tax credit ("LIHTC) funds ("TCE") for the purposes of providing short and long-term economic benefits to the Company and enhancing performance for investors in the funds. Morrison Grove, a business owned and operated, in part, by the Company's former Chief Operating Officer, Charles M. Pinckney, has acquired TCE and combined it with the existing LIHTC business run by Morrison Grove. The Company also provided additional financing to Morrison Grove to fund the redemption of certain of the ownership interests in the legacy Morrison Grove tax credit equity business, and entered into an option to purchase the combined business beginning in five years.

Michael Falcone, Chief Executive Officer of the Company, stated, "This transaction achieves our goals of creating economies of scale, increasing cash flows and preserving long-term opportunities from the tax credit equity business. It creates immediate economic value for us because it converts the uncertain timing of cash flows associated with the TCE business into cash flows from a secured lending, which both accelerates and provides predictable timing of future cash flows. Through the purchase option we are able to preserve and provide for the potential long-term upside in the residual management fees from a larger tax credit equity business, potentially providing a path for significant future income. And finally, we are able to free up the intellectual capital of our senior leaders to focus on our leveraged bond business, legacy assets and strategic opportunities in the US. This transaction also allows the Company to partner once again with the principals of Morrison Grove, Charles Pinckney and Mark Johnson, both former employees of MMA Capital. Charlie and Mark are trusted business partners and we firmly believe they will enhance the value of the combined tax credit equity business."

For Morrison Grove, the acquisition of TCE, when combined with its own legacy LIHTC business, provides a significantly larger asset base that leverages its existing management business and real estate expertise. The combined enterprise has approximately $1.5 billion in equity invested, collateralized by 305 multifamily housing properties, across 44 LIHTC funds which mature between now and 2025. Mr. Pinckney, Chief Executive Officer of Morrison Grove, stated, "With the combination of our existing management platform and the ability to generate economies of scale we see a tremendous opportunity to strengthen our management business today and in the future. In addition, I am very excited that Morrison Grove and MMA Capital will be closely aligned going forward. We believe there are meaningful opportunities to add value for investors in our funds and shareholders of both companies and we look forward to working hard to realize those opportunities."

At the time of sale, TCE was comprised of the general partner and manager interests and asset management rights in 11 guaranteed LIHTC funds and two non-guaranteed LIHTC funds. The Company retained its ownership interests in the two non-guaranteed funds. The TCE sales price of $15.9 million was entirely seller financed through a $17.3 million senior loan and a $13.0 million subordinate loan, resulting in an overall reduction to cash of $14.4 million. This cash was used to finance the redemption of certain ownership interests in Morrison Grove. The $17.3 million senior loan is designed as bridge financing that matures at December 31, 2014, subject to extension, and bears an interest rate of 10%. The $13.0 subordinate loan matures on September 30, 2024, bears an interest rate of 12%, including 8% current pay and 4% deferred. Both loans are secured by the interests in the combined Morrison Grove LIHTC management business and are pre-payable at any time. In addition, the Company entered into an option to acquire the combined Morrison Grove LIHTC management business with an option period beginning October 1, 2019 and expiring on September 30, 2024. For more details on the terms of the transactions, please see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2014.

Primarily because the Company retained its investor yield guarantee and the $15.0 million of cash pledged towards that obligation with respect the Company's guaranteed LIHTC funds, the Company will not be able to achieve sale accounting and will therefore defer a GAAP gain of $15.8 million on the transaction. Historically, and at the date of this transaction, the Company estimated the guarantee exposure at zero.

Cautionary Statement Regarding Forward-Looking Statements

This Release contains forward-looking statements intended to qualify for the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as "may," "will," "should," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seek," "would," "could," and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management's expectations at the date of this Release regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Release. These factors include changes in market conditions that affect the willingness of potential investors or lenders to provide us with debt or equity, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash that we may need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates that affect our cost of funds, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, and changes in tax laws or other things beyond our control that affect the tax benefits available to us and our investors. Readers are cautioned not to place undue reliance on forward-looking statements. We have not undertaken to update any forward-looking statements in this Release.

MMA CAPITAL: INTEGRITY. INNOVATION. SERVICE.
www.mmacapitalmanagement.com

CONTACT: MMA Capital Management, LLC, Brooks Martin, Investor Relations, 855-650-6932